Exhibit 99.1

Astrotech Corporation
401 Congress, Suite 1650
Austin, TX 78701
512.485.9530
fax: 512.485.9531
www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH CORPORATION REGAINS NASDAQ COMPLIANCE WITH BID PRICE LISTING REQUIREMENTS

Austin, Texas (May 22, 2012) – Astrotech Corporation, (NASDAQ: ASTC) a provider of commercial space services, announced today that it has received notice from the NASDAQ Stock Market that the Company has regained compliance with Marketplace Listing Rule 5550(a)(2), relating to the maintenance of a minimum $1.00 bid price. As a result, the Company’s common stock will continue to be listed and trade on The NASDAQ Stock Market.

In accordance with NASDAQ Marketplace Rules, the Company was required to evidence a closing bid price of at least $1.00 per share for ten consecutive trading days which it completed on May 18, 2012.

The Company previously received a written notification from NASDAQ on August 30, 2011, indicating that the minimum bid price of the Company’s common stock had fallen below $1.00 for 30 consecutive trading days and that it was therefore not in compliance with NASDAQ Listing Rule 5550(a)(2).

About Astrotech Corporation

Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our Astrotech Space Operations business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough miniature mass spectrometer, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

John Porter

Chief Financial Officer

Astrotech Corporation

512.485.9530

IR@astrotechcorp.com

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